UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	December 20, 2006

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

(Exact name of Registrant as specified in charter)

Virginia	000-50230	54-1873198
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1001 Nineteenth Street North, Arlington, Virginia		22209
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code	(703) 312-9500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events

Item 8.01	Other Events

On December 20, 2006, Friedman, Billings, Ramsey Group, Inc. (the “Company”) issued a press release announcing that the Securities and Exchange Commission (the “SEC”) and NASD accepted the settlement offers made by the Company’s broker-dealer subsidiary, Friedman, Billings, Ramsey & Co., Inc. (“FBR & Co.”), with respect to alleged violations relating to FBR & Co.’s trading in a company account and the offering of a private investment in public equity (“PIPE”) on behalf of CompuDyne, Inc. (“CDCY”) in October 2001. The Company previously announced the offers of settlement in a press release on April 26, 2005 (as filed on Form 8-K on April 28, 2005).

In the SEC proceeding, FBR & Co., without admitting or denying any wrongdoing, agreed to pay disgorgement, civil penalties and prejudgment interest totaling approximately $3.7 million and to consent to the entry of a permanent injunction with respect to violations of the antifraud provisions of the federal securities laws. FBR & Co. also agreed to consent to an administrative proceeding under Section 15(b) of the Securities Exchange Act of 1934 in which FBR & Co. would be subjected to a censure and agreed to certain undertakings, including review by an independent consultant of its Chinese Wall procedures and implementation of any recommended improvements. In the parallel NASD settlement, FBR & Co. agreed to the same undertakings provided for in the SEC settlement, including agreeing to an independent consultant to review of its Chinese Wall procedures and implementing any recommended improvements, and also agreed pay a fine of $4 million to NASD. As previously disclosed, the Company recorded a $7.5 million charge in the first quarter of 2005 with respect to the settlement payments, and has recorded $0.2 million in additional pre-judgment interest since the offers of settlement.

Copies of the Company’s press release, the complaint and injunction to which FBR & Co. consented in the settlement with the SEC and the NASD Letter of Acceptance, Waiver and Consent are furnished herewith and attached hereto as Exhibits 99.1, 99.2 and 99.3, respectively.

Item 9.01.	Financial Statements and Exhibits.

EXHIBITS

99.1	December 20, 2006 Press Release
99.2	Complaint
99.3	Letter of Acceptance, Waiver and Consent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 26, 2006

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

By:	/S/ ERIC F. BILLINGS
Eric F. Billings Chairman and Chief Executive Officer